Exhibit 10.30

Certain identified information marked with [***] has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (Option Agreement) is entered into as of July 15, 2016 (“Effective Date”) by and between the UNIVERSITY OF MARYLAND, a constituent institution of the University System of Maryland, itself a public agency and instrumentality of the State of Maryland, U.S.A., (UMD), through its Office of Technology Commercialization (OTC) having a principal place of business at 2130 Mitchell Building, 7999 Regents Dr., College Park, MD 20742, and ionQ, Inc., a corporation organized under the laws of the State of Delaware (hereinafter referred to as “LICENSEE”) and having a principal place of business at 10206 Brightsone Place, Ellicott City, MD 21042.

Background: UMD and Licensee executed an Exclusive License Agreement, effective July 15, 2016, to certain UMD-owned intellectual property (the “Exclusive License Agreement”). Licensee wishes to have the option to license additional solely UMD-owned intellectual property and/or UMD’s interest in intellectual property that is jointly owned with LICENSEE and/or Duke University, or other third parties that is related to ion trap quantum computing (e.g., to the development, manufacture and operation of ion trap quantum information processing devices and components thereof (e.g., quantum computers)) and that may be conceived, reduced to practice, or developed by Christopher Monroe or an inventor in a lab supervised by Christopher Monroe. This Option Agreement sets forth the terms and conditions under which UMD will make known to Licensee any such additional and related solely or jointly UMD-owned intellectual property and Licensee will be able to exclusively license the same under the Exclusive License Agreement.

1.0	DEFINITIONS

1.01 The definitions set forth in Article I of the Exclusive License Agreement are incorporated as part of this Option Agreement for capitalized terms that are not otherwise defined in this Option Agreement.

1.02 “Option Period” shall mean the period of five (5) years from the Effective Date of this Option Agreement, unless extended by the terms of this Option Agreement.

1.03 “Option Intellectual Property” or “Option IP” shall mean any intellectual property (IP), including without limitation patent rights and copyrights, in any inventions or discoveries, whether or not patentable, or copyrighted works, where: (a) Christopher Monroe, acting in his capacity as an employee of UMD, is the sole or a joint inventor or author, or (b) another individual in a lab supervised by Christopher Monroe and under the control of UMD is the sole or a joint inventor or author; and that is conceived, reduced to practice, authored, or first formally disclosed to UMD, after the Effective Date of the Exclusive License Agreement and that relates to the field of ion trap quantum information processing devices.

1.04 “Option Year” means the 12-month period from the Effective Date until the first anniversary of the Effective Date and each subsequent 12-month period between anniversaries of the Effective Date during the Option Period.

2.0	OPTION

2.01 UMD hereby grants Licensee and Licensee hereby accepts from UMD an exclusive option to obtain a worldwide exclusive license, with the right to sublicense, in and to UMD’s rights in Option IP (the “Option”) under the terms and conditions of this Option Agreement for all Option Intellectual Property.

2.02 On each anniversary of the Effective Date of this Option Agreement during the Option Period, UMD will forward to Licensee all UMD Intellectual Property Disclosures of Option IP (each, a “Disclosure”) that UMD has received in the immediately preceding Option Year along with copies of any patent applications filed relating to such Disclosures and with an amendment to the Exclusive License Agreement in the same form as the amendment presented at Exhibit 1 to this Agreement (the “License Amendment”).

2.02.1 If UMD has not received at least [***] UMD Intellectual Property Disclosures of Option IP in a particular Option Year, then, upon written request from Licensee, (a) the Option Period shall automatically be extended for an additional [***] without any further action required of the parties, and (b) the Option Intellectual Property disclosed in that Option Year shall be rolled over into the next Option Year and presented at the end of the next Option Year as Option IP available for license by Licensee.

2.02.2 Licensee shall have [***] from receipt of Disclosures of particular UMD Option IP in accordance with Section 2.02 above within which to exercise the Option by executing and delivering to UMD the License Amendment provided by UMD with the Disclosures. Upon such exercise, Licensee shall issue UMD additional shares of Licensee Common Stock in accordance with Section 9.0.

2.03 If Licensee does not exercise the Option in accordance with Section 2.02.2 in a given Option Year and the Option Intellectual Property is not rolled over into the next Option Year as contemplated above, then Licensee shall, as directed by UMD, either return to UMD all information UMD disclosed to Licensee in connection with the Disclosure or certify destruction of the same within [***] of Licensee’s receipt of the disclosed material.

3.0	UMD RIGHTS

3.01 During the term of this Option Agreement with regards to any Option IP in which Licensee exercises the Option:

3.01.1 UMD shall retain all right, title and interests in and to all such Option IP, apart from the rights granted in the Exclusive License Agreement by way of the applicable License Amendment and this Option Agreement, and will retain all rights of use granted in Section 2.04 of the Exclusive License Agreement.

3.01.2 Subject to the restrictions in the Exclusive License Agreement and Section 7.02 below, UMD reserves for itself and its employees and students the right to publish information about the Option IP or included in the UMD Disclosures of Option IP.

3.01.3 If the [***] has funded research, during the course of which any Option IP was conceived or developed, the [***] shall be entitled, as a matter of right, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced such Option IP in accordance with the provisions of [***] of the Code of Federal Regulations, under the terms of the Exclusive License Agreement.

3.02 If Licensee does not exercise the Option under Section 2 with respect to particular Option IP in a given Option Year and such Option IP has not been rolled over into the next Option Year, UMD shall be free to take any action(s) it elects to take with respect to such Option IP including the filing of patent applications if it has not already filed patent applications thereon or the disclosure of the same to third parties.

4.0	LICENSEE OBLIGATIONS

4.01 Licensee shall not imply or represent to any third party that it owns the IP owned by UMD and properly disclosed in UMD Option IP Disclosures disclosed to Licensee pursuant to this Option Agreement unless Licensee is a joint owner thereof.

4.02 Licensee acknowledges that the information furnished by UMD to Licensee in connection with the disclosure of UMD Option IP shall be considered Confidential Information of UMD in accordance with the provisions of Section 7.00 of the Exclusive License Agreement.

5.0	EXPORT CONTROL

5.01 Licensee represents and warrants that it shall comply at all times with all applicable U.S. export control laws and regulations, including, but not limited to, the Arms Export Control Act, 22 U.S.C. §§ 2751-2794, and its implementing regulations, the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Part 120 et seq. and the Export Administration Act, 50 U.S.C. App. §§ 2401-2420, and its implementing regulations, the Export Administration Regulations, 15 C.F.R. §§ 730-774 (collectively, “Export Control Laws”) that control the export of technologies, commodities, software and technical data to foreign countries and to foreign of certain countries wherever they are located.

5.02 UMD makes no representations or warranties regarding the export control status of Option IP and related information it may disclose to Licensee.

6.0	DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABLITY

6.01 EXCEPT AS EXPLICITLY SET FORTH IN THE EXCLUSIVE LICENSE AGREEMENT AND IN SECTION 7.01, OPTION IP AND RELATED INFORMATION UMD MAY DISCLOSE TO LICENSEE ARE PROVIDED “AS IS” AND “WITH ALL FAULTS.” EXCEPT AS EXPLICITLY SET FORTH IN THE EXCLUSIVE LICENSE AGREEMENT AND IN SECTION 7.0, UMD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, ORAL OR IN WRITING, IN FACT OR ARISING BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO ANY SUCH OPTION IP AND/OR RELATED INFORMATION INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON- INFRINGEMENT OR THAT THE EXPLOITATION OF THE SAME WILL BE SUCCESSFUL.

6.02 IN NO EVENT WILL UMD, THE STATE OF MARYLAND OR ANY OF THEIR OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO LICENSEE, ITS EMPLOYEES, AGENTS, OFFICERS OR ANY THIRD PARTIES FOR ANY LOSSES, CLAIMS OR DAMAGES OF ANY KIND, INCLUDING ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, LOSS OF PROFITS OR ECONOMIC LOSS, ARISING OUT OF OR RELATED TO THIS OPTION AGREEMENT REGARDLESS OF THE THERORY OF LIABILITY AND EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.0	ADMINISTRATION OF THE OPTION

7.01 Subject to Sections 3.01.1, 3.02 and UMD’s publication rights under Section 7.02, during the term of an Option Year, UMD shall not market, disclose or license any Option IP disclosed in that Option Year to any third party or take any other action that would impact its ability to grant the licenses contemplated by this Option Agreement. UMD hereby represents that, as of the effective date, it has the right to grant the rights set forth in this Option Agreement and each License Amendment to Licensee; provided, however, that the foregoing is not intended to function as a representation of title or non-infringement.

7.02 In the event the UMD, its employees and students (the “Publishers”) wish to make any publication relating to any Option Intellectual Property, UMD shall provide Licensee, at least [***] prior to the first submission, publication or presentation, a copy of the abstract, paper or manuscript for review and comment. Licensee’s review shall be limited to a determination of whether the publication discloses patentable information or any confidential information disclosed by Licensee to UMD and whether Licensee desires to have its confidential information deleted or to seek patent protection for the patentable information prior to publication. In the latter case, publication may be delayed up to [***] after receipt of written notice from Licensee that it is filing for patent protection. In the former case, the author shall promptly remove Licensee confidential information from the abstract, paper or manuscript. Should Licensee’s review find no patentable or confidential information, Licensee shall immediately notify UMD. Any delay in publication shall conform to the University of Maryland Policy on Classified and Proprietary Work, as approved and periodically amended by the Board of Regents. The author of any publication shall have the final right and authority to determine the scope and content of a publication, subject only to Licensee’s limited right of review for confidential or patentable information.

7.03 UMD and Licensee shall jointly consider the filing of all patent applications relating to the Option Intellectual Property.

7.04 All patent filings will be made in the name of the University of Maryland, College Park when all inventors are UMD employees. Unless otherwise agreed to in writing, UMD shall prepare, file, prosecute, maintain and defend all patents by patent counsel selected by Licensee and approved by UMD, whose approval will not be unreasonably delayed or withheld. Final decisions regarding any particular application or course of action during application, prosecution, maintenance or defense shall be reserved to UMD; provided, however, that UMD shall file any patent application that would qualify as Option Intellectual Property where all inventors are UMD employees (or UMD has all rights to such invention or rights to prosecute such patent application from a co-owner) in any country as requested by Licensee. Licensee and UMD shall jointly consider the filing of any patent applications relating to the Option Intellectual Property where UMD and a third party are inventors of the given invention. Licensee understands that all patent filings will be made jointly with the University of Maryland, College Park when at least one inventor from each of UMD and Licensee are named as co-inventors on a patent application in the Field; the final decision regarding the filing of any particular application or to pursue a course of action during prosecution of the application(s) when such application recites subject matter invented jointly by the Parties is reserved to Licensee provided UMD shall have reasonable opportunities to advise Licensee regarding such action and Licensee shall copy UMD on all patent applications and prosecution documents.

7.05 Licensee shall have reasonable opportunities to advise UMD regarding patent applications relating to the Option Intellectual Property; will cooperate with UMD in the filing, prosecution maintenance and defense of each application or patent, and will advise UMD of any material developments with respect to such actions. UMD and Licensee agree to cooperate to assure the United States patent applications adequately and accurately reflect, to the best of their knowledge, all items of commercial interest and importance.

7.06 UMD shall copy Licensee on all patent applications and prosecution documents and will not seek to narrow substantially the scope of or irrevocably abandon a pending application or cease prosecution, maintenance or defense on an issued patent without giving Licensee adequate prior notice and an opportunity to comment. If UMD elects to abandon an application or cease prosecution or maintenance of a patent, the parties shall decide, in good faith, how to proceed in the light of the circumstances, taking into account any obligations UMD may have under Federal law or UMD policy.

8.0	EXPIRATION AND TERMINATION OF OPTION AGREEMENT

8.01 This Option Agreement shall commence on the Effective Date and expire at the end of the Option Period.

8.02 The parties may extend the Option Period by mutual written agreement.

8.03 Licensee may terminate this Option Agreement at any time upon written notice to UMD.

8.04 UMD may terminate this Option Agreement immediately upon termination of the Exclusive License Agreement.

9.0	ISSUANCE OF COMMON STOCK UPON OPTION EXERCISE

9.01 Licensee hereby agrees that for each License Amendment that the parties enter into, Licensee shall issue UMD an additional 31,765 shares of Licensee Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends and the like), which amount represents [***] of the total outstanding shares of Licensee on a fully diluted basis as of the effective date of the Exclusive License Agreement. The maximum number of shares of Licensee Common Stock issuable under this Option Agreement shall be 158,825 shares (as adjusted for stock splits, reverse stock splits, stock dividends and the like).

9.02 In the event of a Sale of the Licensee (as defined in the Company’s Voting Agreement to which UMD is a party), then Licensee will accelerate the issuance to UMD of the shares of Licensee Common Stock that UMD would be entitled to if UMD were to disclose Option IP in each of the remaining Option Years in the Option Period so that all such shares are issued prior to the closing of such Sale of the Licensee. In such case, Licensee will owe no further Common Stock to UMD for the remainder of the Option Period, but the Option Period and all of Licensee’s option rights hereunder will remain in effect.

9.03 Each issuance of shares under this Section 9.00 shall be under the terms of a stock issuance agreement in the form attached hereto as Exhibit 2. Promptly following the execution of each License Amendment, the Licensee shall deliver a stock issuance agreement to UMD for execution, subject to such obligation terminating in accordance with Section 9.0.

10.0	EXIT GUARANTEE

In the event of a Sale of the Licensee (as defined in the Company’s Voting Agreement to which UMD is a party) and at the time of such sale UMD owns less than [***] of the capital stock of Licensee on a fully-diluted basis (after giving effect to any additional issuance of shares under Section 9.02 in connection with such event), then UMD in addition to the portion of the proceeds from such sale that UMD is entitled to receive for its stock holdings shall receive an additional amount (if any) (the “Participation Amount”) equal to [***]. The Participation Amount shall be payable in the same form of consideration (i.e., cash or securities) as the consideration received by the Licensee’s stockholders in the sale event, and subject to the same terms and conditions applicable to the Licensee’s stockholders, including without limitation restrictions on sales of securities and any provisions for escrows or otherwise controlling the timing of payment of such consideration and any required documents that must be executed; provided, however, if payment of consideration in the form of securities is not practical because of the time, effort, and expense relating to any required registration of those securities with the Securities and Exchange Commission and/or state or foreign securities law authorities, then the Licensee may elect to make payments of the Participation Amount in the form of cash having the same value as the securities. If the consideration payable to the Licensee’s stockholders is a combination of cash and securities, payment of the Participation Amount shall be in the form or forms of consideration that approximates the form of consideration that the other common stockholders receive. The Participation Amount will be payable on or promptly following the time that payments of consideration are actually made to the holders of the Licensee’s common stock in consideration for their ownership of common stock (e.g., no payments of Participation Amounts will be payable with respect to any earn-out, escrow or similar arrangement until the holders of common stock actually receive payments); provided, that no payment of any Participation Amount will be made after the fifth anniversary of the date of the sale event.

11.0	GENERAL

11.01 Any notice required to be given pursuant to the provisions of this Option Agreement shall be in writing and shall be deemed to have been given upon receipt when delivered (a) in person, (b) by facsimile with documentation of transmission, (c) delivery by a professional courier service or (d) certified or registered mail return receipt requested and addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt. Until otherwise notified in writing, all notices given or made to the parties shall be addressed as follows:

UMD Office of Technology Commercialization University of Maryland 2130 Mitchell Building 7999 Regents Drive College Park, MD 20742 Attn: [***]	LICENSEE ionQ, Inc. 10206 Brightsone Place Ellicott City, MD 21042 Attention: CEO

Any notice sent to Licensee that is returned as unclaimed or refused shall be deemed to have been effective as of the date of return or refusal.

11.02 In the event any portion of this Option Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court, considering the same, shall have the power and is hereby authorized and directed to limit such provision so it is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Option Agreement shall be held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable the remaining provisions of this Option Agreement.

11.03 This Option Agreement may be modified only by mutual written agreement of the parties hereto.

11.04 The waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Option Agreement in the event of any subsequent breach or default.

11.05 Any term, provision or condition required for the interpretation of this Option Agreement or which is necessary for the full observation and performance by each party hereto of all rights and obligations arising prior to the date of termination shall survive such termination.

11.06 This Option Agreement shall be binding upon and inure to the benefit of the respective successors and authorized assigns of the parties hereto. Licensee shall not assign its rights in this Option Agreement without the prior written consent of UMD, except to the successor all of Licensee’s business or of that part of Licensee’s business to which the Option Intellectual Property pertain and, except as herein provided, any such purported assignment will be void.

11.07 This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without reference to its conflicts of laws rules and of the United States of America.

11.08 This Option Agreement, together with the Exclusive License Agreement, constitutes the entire and only agreement between the parties related to the subject matter hereof and all other prior negotiations, representations, agreements and understandings are superseded hereby.

11.09 This Option Agreement may be executed in counterparts, all of which when taken together shall constitute a single agreement. The parties agree to accept electronic delivery of manually executed counterparts.

ACCEPTED AND AGREED TO

UNIVERSITY OF MARYLAND		IONQ, INC.

By:	/s/ Patrick O’Shea	By:	/s/ Jungsang Kim
Name:	Patrick O’Shea, PhD	Name:	Jungsang Kim
Title:	Vice President and Chief Research Officer, Division of Research	Title:	CEO

Date: July 19, 2016		Date:	July 19, 2016